Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form N-6 (the “Registration Statement”) of our report dated April 10, 2015, relating to the financial statements of Pruco Life of New Jersey Variable Appreciable Account, which appear in such Registration Statement. We also consent to the use in this Registration Statement of our report dated March 12, 2015, relating to the consolidated financial statements of Pruco Life Insurance Company of New Jersey and its subsidiaries, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

  /s/ PricewaterhouseCoopers LLP

New York, New York
September 10, 2015